EXHIBIT 4

Writer’s Direct Dial	EMMET, MARVIN & MARTIN, LLP COUNSELLORS AT LAW _____ 120 Broadway New York, New York 10271 _____ (212) 238-3000 (212) 653-1760 _____ Fax: (212) 238-3100 Fax: (212) 653-1730 http://www.emmetmarvin.com	177 MADISON AVENUE MORRISTOWN, NEW JERSEY 07960 (973) 538-5600 FAX: (973) 538-6448

1351 WASHINGTON BOULEVARD STAMFORD, CONNECTICUT 06902-4543 (203) 425-1400 FAX: (203) 425-1410

April 23, 2009

The Bank of New York Mellon

  as Depositary

101 Barclay Street

New York, New York, 10286

Re:	Unsponsored American Depositary Receipts for Ordinary Shares, Par Value 1 CNY each, of China South Locomotive & Rolling Stock Corporation Limited

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement for issuance of American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") for ordinary shares, par value 1 CNY each, of China South Locomotive & Rolling Stock Corporation Limited, for which you propose to act as Depositary.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the ADRs, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the ADRs.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP